CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use in this Pre-effective Amendment No. 1 to the Registration Statement for Star Select Funds of all references to our firm included in or made a part of this Amendment.


/s/ McCurdy & Associates CPA's, Inc.


McCurdy & Associates CPA's, Inc.
May 29, 1997